Exhibit 99.1

TPG RE Finance Trust, Inc. Closes $1.1 Billion Commercial Real Estate CLO

03/31/2025

NEW YORK — (BUSINESS WIRE) — TPG RE Finance Trust, Inc. (NYSE: TRTX) (“TRTX” or the “Company”) announced today that it closed on Friday, March 28, 2025 TRTX 2025-FL6, a $1.1 billion managed Commercial Real Estate Collateralized Loan Obligation (“CRE CLO”). The Company placed $962.5 million of investment grade securities with institutional investors, providing TRTX with term financing on a non-mark-to-market, non-recourse basis. TRTX 2025-FL6 includes a 30-month reinvestment period, an advance rate of 87.5%, and a weighted average interest rate at issuance of Term SOFR plus 1.83%, before transaction costs. In connection with TRTX 2025-FL6, TRTX redeemed on March 17, 2025 TRTX 2019-FL3, a CRE CLO which had approximately $114.6 million of investment grade securities outstanding. The issuance of TRTX 2025-FL6 and the redemption of TRTX 2019-FL3 resulted in net cash proceeds to the Company of approximately $191.0 million for investment and other corporate purposes.

Goldman Sachs & Co. LLC acted as sole structuring agent, co-lead manager and joint bookrunner for TRTX 2025-FL6. BofA Securities, Inc. and Wells Fargo Securities, LLC acted as co-lead managers and joint bookrunners, and Barclays Capital Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., M&T Securities, Inc., Morgan Stanley & Co. LLC, Raymond James & Associates, Inc., Standard Chartered Bank and TPG Capital BD, LLC acted as co-managers.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT TRTX

TRTX is a commercial real estate finance company that originates, acquires, and manages primarily first mortgage loans secured by institutional properties located in primary and select secondary markets in the United States. The Company is externally managed by TPG RE Finance Trust Management, L.P., a part of TPG Real Estate, which is the real estate investment platform of global alternative asset management firm TPG Inc. (NASDAQ: TPG). For more information regarding TRTX, visit https://www.tpgrefinance.com/.

INVESTOR RELATIONS CONTACT

+1 (212) 405-8500

IR@tpgrefinance.com

MEDIA CONTACT

TPG RE Finance Trust, Inc.

Courtney Power

+1 (415) 743-1550

media@tpg.com